UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   May 15, 2009

Strategic Diagnostics Inc.
(Exact Name of Registrant Specified in Charter)

Delaware	000-68440	56-1581761
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

111 Pencader Drive
Newark, DE	19702
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (302) 456-6789

                                   Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Entry Into A Material Definitive Agreement.

On May 15, 2009, Strategic Diagnostics Inc. (“we,” “us,” and “our”) entered into a Waiver and Ninth Amendment (the “Amendment”) to our Loan Agreement (as amended by previous amendments and the Ninth Amendment, the “Credit Facility”) with PNC Bank, Delaware.

Under the Amendment, the total commitment under the revolving portion of the Credit Facility was reduced from $5.0 million to $1.0 million.  The Credit Facility also includes term loans of $1.5 million, incurred as of December 13, 2001, with a maturity date of December 13, 2009 and $2.0 million, incurred as of August 21, 2007 with a maturity date of August 21, 2012 .  Borrowings under the Credit Facility remain collateralized with substantially all of our assets, and we have entered into a pledge agreement with respect to cash held in our accounts with PNC Bank, Delaware.

Borrowings under the revolving portion of the Credit Facility bear interest at LIBOR plus two hundred fifty (250) basis points, subject to the Bank’s ability to alter the rate if it determines that deposits in dollars are not being offered to banks in the eurodollar market or adequate means do not exist for ascertaining LIBOR.

The Credit Facility contains certain affirmative and negative covenants including minimum tangible net worth requirements, as well as a requirement to maintain certain minimum EBITDA levels.  Upon the occurrence of an event of default under the Credit Facility, such as non-payment or failure to observe specific covenants, the lenders would be entitled to declare all amounts outstanding under the facility immediately due and payable.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit is being furnished with this report

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Shell Company Transactions.

None.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC DIAGNOSTICS INC.

By:	/s/ Francis M. DiNuzzo
Name: Francis M. DiNuzzo
Title: President and Chief Executive Officer

Dated: May 22, 2009